UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: February 14, 2007
Universal Forest Products, Inc.
(Exact name of registrant as specified in its charter)

Michigan	0-22684	38-1465835
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2801 East Beltline, NE
Grand Rapids, Michigan	49525
(Address of principal executive offices)	(Zip Code)
(616) 364-6161
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
(a)	On February 12, 2007, the Registrant and certain of its wholly owned subsidiaries completed a five-year, $300 million unsecured revolving credit facility with a syndicate of U.S. and Canadian banks led by JPMorgan Chase Bank, N.A., as agent, including up to $75 million which may be advanced as letters of credit and up to CA$100 million which may be borrowed and shall be repaid in Canadian dollars. This facility amends our $250 million unsecured revolving credit facility with the same syndicate of lenders; the existing facility is governed by a Credit Agreement dated December 20, 2004. The amount outstanding on the revolving credit facility on February 12, 2007 was $114.5 million. The revolving credit facility supports letters of credit totaling $36.7 million on February 12, 2007. Cash borrowings are charged interest based upon an index equal to the Eurodollar rate (in the case of borrowings in US Dollars) or the bankers’ acceptance rate quoted by JPMorgan Chase Bank, N.A., Toronto Branch (in the case of borrowings in Canadian Dollars), plus a margin (ranging from 27.0 to 90.0 basis points) based upon the financial performance of the Registrant and certain of its subsidiaries. The companies are also charged a facility fee on the entire amount of the lending commitment (ranging from 8.0 to 25.0 basis points, based upon company performance), and a usage premium (ranging from 5.0 to 12.5 basis points, based upon company performance) at times when borrowings exceed $150 million.

A copy of the First Amendment to Credit Agreement is attached as Exhibit 10(i) to this Current Report.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits

10(i)	First Amendment to Credit Agreement dated February 12, 2007.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunder duly authorized.

UNIVERSAL FOREST PRODUCTS, INC. (Registrant)
Dated: February 14, 2007	By:	/s/ Michael R. Cole
Michael R. Cole, Chief Financial Officer
and Treasurer

EXHIBIT INDEX

Exhibit Number	Document

10(i)	First Amendment to Credit Agreement dated February 12, 2007.

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